PetLife Pharmaceuticals Announces the Addition of Dr. Simon Wood PhD as the Company’s new Scientific Officer with plans to expand its Current Portfolio of Veterinarian Drugs and Nutraceuticals

Oct 20, 2016

OTC Disclosure & News Service

Hancock, MD, Oct. 19, 2016 (GLOBE NEWSWIRE) — PetLife Pharmaceuticals, Inc. (OTC QB: PTLF) (the "Company"), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, expands management with the addition of Dr. Simon Wood PhD, a seasoned scientist that will help expand PetLife’s product line with new patents and drugs.

Simon Wood PhD, FRSC(UK), CChem, CSci

Dr Wood is an Adjunct Professor at the University of British Columbia, Food, Nutrition and Health Program and an Adjunct Professor at the School of Public Health, Faculty of Health Sciences, Curtin University, Australia. He has over 35 years of experience gained on three continents managing chemical companies, developing proprietary natural products and their global markets and lecturing at a medical university.

He has worked on the science behind various natural products for the last 15 years from start-ups to multinational; developing data for safety, pre-clinical, human trials, regulatory status and patents. He has published over 30 peer reviewed papers and has several patents.

His interests are in developing science on natural products from structural identification through preclinical studies to human trials at CRO’s and Universities around the world and then using these to attain status with regulators globally that helps facilitate sales. Other interest involves combining natural products with Pharmaceutical products.

PetLife’s CEO, Dr. Salvagno, commented “The addition of Dr. Wood to our team will expand our internal knowledgebase of the industry and the potential reach of PetLife in the veterinarian pharmaceutical space. It is critical for the growth of our company to have a pipeline of new drugs. New drugs and patents are important to the success of the company and in building shareholder wealth. The goal of PetLife was never to be a single product company. Dr. Wood will assist the company in researching potential drugs for PetLife to acquire or develop that would immediately expand the company's pharmaceutical product line. One of these potential drug candidates under consideration and review is already in Phase 3 trials on the human side and would potentially have a big impact in Veterinarian medicine. The additional products we are researching and already negotiating with address the most common diseases and complications in our companion pets.”

Dr. Wood stated “When I first looked at PetLife I knew this team of professionals were on to something big. There is a vacancy in this space and room for a young, lean company to make big inroads quickly. The key focus now will be getting the company's core product Vitalzul™ registered with the FDA/CVM. My task will be assisting with this in sharing many years of industry knowledge. I will be researching, evaluating and helping to secure and patent additional opportunities the company is considering now. There are many exciting opportunities and timely plays in this space and I am very excited to join the team on this mission.”

Dallas Money Show: Oct 19 – Oct 21, 2016

Speaker Schedule: Dr. Salvagno, 11:30am-12:15pm Oct 21, 2016

PetLife’s 506 Private Placement Memorandum is available only to accredited investors.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB: PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife's mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology — with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Safe Harbor

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: PetLife encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by the Company, that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company's business prospects and performance. The Company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the Company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

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